FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2021 by and between Oportun Financial Corporation, a Delaware corporation (“Parent”), and the holders listed on Exhibit A attached to this Agreement and their respective assignees in accordance with Section 1.9 (each a “Holder”). This Agreement shall become effective at, and is contingent upon, the Closing.
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of November 15, 2021, by and among Parent, Yosemite Merger Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Yosemite Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), Hello Digit, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, solely in its capacity as the Securityholder Representative, Parent will acquire the Company through the merger of Merger Sub I with and into the Company, pursuant to which the Company would be the surviving corporation (the “First Merger”), and, immediately after the First Merger and as part of the same overall transaction, the surviving corporation of the First Merger would merge with and into Merger Sub II, pursuant to which Merger Sub II would be the surviving entity, all on the terms and conditions set forth in the Merger Agreement (such transactions being referred to herein, collectively, as the “Acquisition”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that Parent enter into this Agreement with the Holders.

AGREEMENT
1.Registration Rights. Parent covenants and agrees as follows:
1.1Definitions. For purposes of this Section 1:
(a)The term “Act” means the Securities Act of 1933, as amended.
(b)The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
(c)The terms “register,” “registered” and “registration” each refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
(d)The term “Pro Rata Portion” means, with respect to a Holder, the percentage derived by dividing Registrable Securities (as defined below) held by such Holder by the Registrable Securities then outstanding (as defined below).
(e)The term “Registrable Securities” means, for each Holder, (i) the shares of Acquiror Common Stock issuable to Holder in the Acquisition pursuant to the Merger Agreement, and (ii) any shares of Acquiror Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the stock referenced in clause “(i)” above; provided, however, that shares of Acquiror Common Stock held by Holder shall cease to be Registrable Securities (x) after a registration statement shall have been filed and become effective under the Securities Act and the shares of Acquiror Common Stock held by Holder shall have been disposed of in accordance with a registration statement, or (y) at such time as such Holder is eligible to sell such securities under Rule 144 without limitation as to volume, manner of sale or current public information.
(f)The number of shares of “Registrable Securities then outstanding” shall mean the aggregate number of shares of Acquiror Common Stock held by all Holders that are defined as “Registrable Securities” under this Agreement at any given time.
(g)The term “SEC” shall mean the Securities and Exchange Commission.
1.2Parent Registration. If (but without any obligation to do so) Parent proposes to register (including for this purpose a registration effected by the Company stockholder other than the Holders) for its own account, or the account of others, any of its capital stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Acquiror Common Stock being registered is Acquiror Common Stock issuable upon conversion of debt securities that are also being registered or a registration relating solely to an SEC Rule 145 transaction) (a “Permitted Registration”), Parent shall, at such time that Parent’s board of directors makes such determination, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after deemed receipt by such Holder of such notice by Parent in accordance with Section 2.5, Parent shall, subject to the provisions of Section 1.5, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered; provided however, that if Parent conducts a Permitted Registration, Parent shall have the ability to set the maximum offering size and each Holder shall only be entitled to register its Pro Rata Portion of the unallocated securities being registered on account of parties other than Parent.
1.3Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 1 with respect to Registrable Securities that such Holder shall furnish to Parent such information regarding itself, Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
1.4Obligations of Parent. Whenever required under this Section 1 to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:
(a)Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement until the distribution described in such registration statement is completed, if earlier.
(b)Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(c)Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Act.
(d)Cause all such Registrable Securities registered hereunder to be listed on a national exchange or trading system and each securities exchange on which similar securities issued by Parent are then listed.
(e)Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
1.5Expenses of Parent Registration. Parent shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2 (which right may be assigned as provided in Section 1.8), including (without limitation) all registration, filing, and qualification fees and printers’ and accounting fees, the fees and expenses of counsel for the Company and one (1) counsel for all Holders who entered into a registration rights agreement on equal date hereof in connection with entry into the Merger Agreement (such expenses of counsel to the Holders shall not exceed twenty thousand dollars ($20,000)), but excluding underwriting discounts and commissions relating to Registrable Securities.
1.6Underwriting Requirements. If a registration statement for which Parent gives notice pursuant to Section 1.2 is for an underwritten offering, then Parent shall so advise the Holders. In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. If a Holder proposes to distribute its Registrable Securities through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to Parent, second, to security holders entitled to registration rights pursuant to a written agreement with Parent dated as of a prior date than the date of this Agreement, third to each of the Holders pursuant to this Agreement based on the ratio of shares of Acquiror’s Common Stock held by such security holder or Holders, as applicable, divided by the aggregate amount shares of Acquiror’s Common Stock held by all such security holders and Holder being registered by such security holders or Holders at such time, and fourth, to any other securityholder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Parent and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If a Holder is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, stockholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
1.7Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.8Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)To the extent permitted by law, Parent will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Parent of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and Parent will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person expressly for use in connection with such registration.
(b)To the extent permitted by law, if Registrable Securities held by a Holder are included in the securities as to which such registration, qualification or compliance is being effected, each Holder will, severally and not jointly, indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Parent within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event (except in circumstances where Holder has been found liable for its own fraud by a court of competent jurisdiction) shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder.

(c)Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.8 to the extent of such prejudice, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.
(d)If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder, when taken together with any indemnification by such Holder pursuant to Section 1.8(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that to the extent the underwriting agreement does not address a matter addressed by this Agreement, the failure to address such matter shall not be deemed a conflict between the provisions of this Agreement and the underwriting agreement.
(f)The obligations of Parent and the Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
1.9Assignment of Registration Rights. The rights to cause Parent to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) Parent is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; (c) the transfer involves a transfer of at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for dividends, splits, recapitalizations and the like); provided, however, that transfers or assignments to partners, limited partners, retired or former partners, members, former members, stockholders, parents, children, spouses, siblings, trusts or affiliates of a Holder shall be without restriction as to the minimum number of shares to be transferred; and (d) such assignment shall be effective only if immediately following such transfer, the further disposition of such securities by the transferee or assignee is restricted under the Act.
1.10Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in Section 1, as to any particular Holder, after such time as all Registrable Securities held by such Holder may immediately be sold without registration and without any volume or manner of sale restrictions under Rule 144.

1.11Limitations on Subsequent Registration Rights. From and after the date of this Agreement, so long as any Registrable Securities remain outstanding, Parent shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities held by all Holders, enter into any agreement with any holder or prospective holder of any securities of Parent giving such holder or prospective holder any registration rights the terms of which are senior to or on parity with the registration rights granted to the Holders hereunder. This Section 1.11 will no longer be effective at such time as no Holder holds five percent or more of the Registrable Securities (calculated as of the date of this Agreement).
2.Miscellaneous.
1.1Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
1.2Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard for conflicts of laws principles.
1.3Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
1.4Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
1.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):
(a)if to Parent, the Merger Subs, the First Step Surviving Corporation or the Surviving Entity, to:
Oportun Financial Corporation
2 Circle Star way,
San Carlos, CA 94070
Attention: General Counsel
Email: asklegal@oportun.com with a copy to: legal@oportun.com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Robert Day; Patrick Sandor
E-mail: rday@wsgr.com; psandor@wsgr.com
(b)if to the Company (prior to the Closing), to:

Hello Digit, Inc.
100 Pine St., 22nd Floor
San Francisco, CA 94111
Attention: Ethan Bloch
Email: ethan@digit.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Alessandra Simons; David W. Van Horne Jr.
Email: asimons@goodwinlaw.com; dvanhorne@goodwinlaw.com
(c)if to the Securityholder Representative or, following the Closing, to the Holders, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Alessandra Simons; David W. Van Horne Jr.
Email: asimons@goodwinlaw.com; dvanhorne@goodwinlaw.com
1.6Attorneys’ Fees. If any dispute among the parties to this Agreement results in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, that shall include, without limitation, all fees, costs and expenses of appeals.
1.7Amendments and Waivers. This Agreement may be amended at any time by execution of an instrument in writing signed by Parent and the Holders holding at least a majority of the Registrable Securities from time to time outstanding.
1.8Severability. If any of the provisions of this Agreement should, for any reason, be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in any respect, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
1.9Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
1.10Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof.
1.11Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

PARENT:

OPORTUN FINANCIAL CORPORATION

By:
Name:
Title:

Address:	2 Circle Star Way, San Carlos, CA 94070

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

HOLDER:

By:
Name:
Title:

EXHIBIT A
HOLDERS